Exhibit 99.1

( BW)(MA-BEACON-ROOFING-SUPPLY)(BECN) Beacon Roofing Supply Reports Record Results for the Fourth Quarter and for Fiscal 2005

Business Editors

PEABODY, Mass.— (BUSINESS WIRE) — December 7, 2005 — Beacon Roofing Supply, Inc. (Nasdaq: BECN) announced today record performance for the fourth quarter and fiscal year ended September 24, 2005.

Fourth Quarter Results

Sales increased 28.3% to a record $231.2 million in the fourth quarter of 2005 from $180.2 million in the fourth quarter of fiscal year 2004, reflecting acquisitions made in 2005 and strong internal growth across all three major product groups: residential roofing, non-residential roofing and complementary building products. The internal sales (“existing markets”) growth rate was 10.9% in the fourth quarter of 2005 while our acquired companies contributed the remaining sales increase. There was one less business day in the fourth quarter of 2005 compared to 2004.

In 2005, Beacon acquired three companies, including one late in the fourth quarter; announced the acquisition of Shelter Distribution, Inc. which currently has 53 branches; and opened six new branches.

Gross profit increased 24.1% to $55.8 million from $44.9 million a year ago while our overall gross margin rate was 24.1% compared to 24.9% last year. However, our existing markets’ gross margin rate increased 0.3% from 24.9% to 25.2%. Due to their product mix, the acquired branches have lower gross margin rates than our existing markets.

SG&A expenses increased $6.0 million or 18.8% compared to 2004 due primarily to the acquisitions. Existing markets’ SG&A expenses increased $1.3 million or 4.1% due primarily to higher professional fees for the reasons discussed below for the full year and a higher provision for bad debts. As a percentage of net sales, SG&A expenses declined to 16.4% from 17.7%.

Stock-based compensation declined from $9.4 million to $0.2 million in the fourth quarter of 2005. In 2004, the Company incurred significant stock-based compensation expense primarily due to a lapse of certain restrictions on employee stock and stock options at the time of the Company’s initial public offering (IPO).

Operating income increased 391% to $17.7 million in the fourth quarter of 2005 compared to $3.6 million in 2004. Even after exclusion of the benefit from the decrease in stock-based compensation discussed above, operating income increased by 36.9%. As a percentage of net sales, operating income increased to 7.6% in the fourth quarter of 2005.

The Company’s net income for the fourth quarter was a record $10.4 million compared to a net loss of ($5.5) million in the fourth quarter of 2004. The 2004 loss was due principally to a $9.4 million charge for stock-based compensation and a $4.7 million non-deductible charge associated with the change in the value of the Company’s warrant derivative liabilities discussed below. Interest expense declined 43.0% or $1.0 million primarily from the payoff of high-interest debt following the IPO.

Diluted net income per share was $0.38 in the fourth quarter of 2005 compared to a net loss per share of $(0.30) in 2004.

2005 Annual Results

Sales increased 30.3% to a record $850.9 million in fiscal year 2005 from $652.9 million in fiscal year 2004, reflecting the 2005 acquisitions and strong internal growth across all three major product groups. The internal sales growth rate was 15.7% in 2005 while our acquisitions contributed the remaining sales increase.

Gross profit increased 25.0% to $207.2 million in 2005 compared with $165.7 million in 2004, with our overall gross margin rate at 24.3% compared to 25.4% in 2004. Existing markets’ gross margin rate dropped only 0.1% from 25.4% to 25.3%. As mentioned above, the acquired branches have lower gross margin rates than our existing markets, which has lowered our overall rate.

Selling, general and administrative (SG&A) expenses increased $25.0 million or 20.7% in 2005 compared to 2004, mostly due to the impact of the 2005 acquisitions. However, as a percentage of net sales, SG&A expenses declined to 17.1% from 18.5%. Existing markets’ SG&A expenses increased $12.0 million primarily due to higher payroll costs associated with the sales volume increase, six new branches opened in 2005, higher transportation costs, and higher professional fees for public-company reporting and complying with Sarbanes-Oxley regulations.

Stock-based compensation declined from $10.3 million to $0.7 million in 2005 due to the reason mentioned above for the fourth quarter.

Operating income increased 75.1% to $60.7 million in 2005 from $34.7 million in 2004. Even after exclusion of the benefit from the decrease in stock-based compensation discussed above, operating income increased by 36.6% in 2005. As a percentage of net sales, operating income increased to 7.1% in 2005.

The Company had record net income of $32.9 million in 2005 compared to a net loss of ($15.4) million in 2004 due principally to the $26.0 million increase in operating income and a $25.0 million non-deductible charge incurred in 2004 for the change in the value of the Company’s warrant derivative liabilities. The derivatives were paid in full on September 28, 2004 upon the receipt of the IPO proceeds. In 2004, the Company also incurred a $3.3 million loss on early retirement of debt associated with a debt refinancing compared to a $0.9 million loss in 2005. Interest expense declined 57.7% or $6.7 million in 2005 from 2004, primarily from the payoff of high-interest debt following the IPO. The Company also experienced a favorable drop in its effective income tax rate.

Diluted net income per share was $1.20 in 2005 compared to a net loss per share of ($0.86) in 2004.

Cash flow from operations was $8.7 million during 2005 compared to $23.1 million during 2004. While accounts receivable increased in line with the sales increase, the Company curtailed its purchases in the fourth quarter of 2005 and paid down its accounts payable accordingly. The Company had built up its inventories prior to the fourth quarter to counteract some price increases and temporary shortages. The Company’s IPO was completed on September 22, 2004 and the proceeds were received on September 28, 2004, a few days after the Company’s fiscal 2004 year-end.

Robert Buck, the Company’s President & Chief Executive Officer, stated, “We are very pleased with our fourth quarter and annual 2005 results that exceeded our expectations. Our business was very strong all year and we were able to add some terrific new companies and open six new branches. These achievements took place while we were wrapping up our acquisition of Shelter, which closed in October 2005. We also refinanced our credit facilities and continue to manage our balance sheet and liquidity to aggressively pursue additional growth opportunities. We continue to be very excited about our future as we spread our presence across the United States and Canada.”

The Company will be holding its investor conference call tomorrow, December 8, 2005, at 9:00 a.m. Eastern Time. The dial-in-number is 800.901.5231 (participant passcode 34334860) (international dial-in-number 617.786.2961). Please call five to ten minutes prior to the scheduled start-time to assure timely access to the call.

About Beacon Roofing Supply, Inc.

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products operating 138 branches in 29 states in the Northeast, Mid-Atlantic, Midwest, Central Plains, Southeast and Southwest regions of the United States and in Eastern Canada.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

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BEACON ROOFING SUPPLY, INC

Condensed Consolidated Statements of Operations

	Fourth Quarter Ended
	September 24,	% of	September 25,	% of
(Dollars in thousands, except per share data)	2005	Net Sales	2004	Net Sales

Net sales	$231,170	100.0%	$180,195	100.0%
Cost of products sold	175,405	75.9%	135,245	75.1%
Gross profit	55,765	24.1%	44,950	24.9%

Operating expenses:
Selling, general and administrative expenses	37,917	16.4%	31,912	17.7%
Stock-based compensation	170	0.1%	9,440	5.2%
Total operating expenses	38,087	16.5%	41,352	22.9%

Income from operations	17,678	7.6%	3,598	2.0%

Other Expense:
Interest expense	1,376	0.5%	2,416	1.3%
Change in value of warrant derivatives	—	—	4,690	2.6%
Total other expenses	1,376	0.5%	7,106	3.9%

Income (loss) before income taxes	16,302	7.1%	(3,508)	-1.9%
Income taxes	5,877	2.7%	1,951	1.1%

Net income (loss)	$10,425	4.5%	$(5,459)	-3.0%

Net income (loss) per share:
Basic	$0.39		$(0.30)
Diluted	$0.38		$(0.30)
Weighted average shares used in computing net income (loss) per share:
Basic	26,661,859		18,152,231
Diluted	27,565,829		18,152,231

BEACON ROOFING SUPPLY, INC

Condensed Consolidated Statements of Operations

	Fiscal Year Ended
	September 24,	% of	September 25,	% of
(Dollars in thousands, except per share data)	2005	Net Sales	2004	Net Sales
Net sales	$850,928	100.0%	$652,909	100.0%
Cost of products sold	643,733	75.7%	487,200	74.6%
Gross profit	207,195	24.3%	165,709	25.4%

Operating expenses:
Selling, general and administrative expenses	145,786	17.1%	120,738	18.5%
Stock-based compensation	690	0.1%	10,299	1.6%
Total operating expenses	146,476	17.2%	131,037	20.1%

Income from operations	60,719	7.1%	34,672	5.3%

Other expense: Interest expense	4,911	0.5%	11,621	1.8%
Change in value of warrant derivatives	—	—	24,992	3.8%
Loss on early retirement of debt	915	0.1%	3,285	0.5%
Total other expenses	5,826	0.6%	39,898	6.1%

Income (loss) before income taxes	54,893	6.5%	(5,226)	-0.8%
Income taxes	21,976	2.6%	10,129	1.6%

Net income (loss)	$32,917	3.9%	$(15,355)	-2.4%

Net income (loss) per share:
Basic	$1.24		$(0.86)
Diluted	$1.20		$(0.86)

Weighted average shares used in computing net income (loss) per share:
Basic	26,477,955		17,905,203
Diluted	27,412,629		17,905,203

BEACON ROOFING SUPPLY, INC

Condensed Consolidated Balance Sheets

	September 24,	September 25,
(Dollars in thousands)	2005	2004
Assets
Current assets:
Accounts receivable, net	$123,345	$93,824
Inventories	82,423	68,573
Prepaid expenses and other assets	20,106	14,974
Deferred income taxes	4,339	3,223
Total current assets	230,213	180,594

Property and equipment, net	31,767	25,101
Goodwill, net	108,553	94,162
Other assets	13,904	1,641

Total assets	$384,437	$301,498

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$3,557	$3,694
Borrowings under revolving lines of credit	—	44,592
Accounts payable	70,158	74,043
Accrued expenses	29,146	21,524
Warrant derivative liabilities	—	34,335
Current portion of long-term obligations	6,348	6,152
Total current liabilities	109,209	184,340

Borrowings under revolving lines of credit	63,769	—
Senior notes payable and other obligations, net of current	20,156	22,660
Junior subordinated notes payable	—	17,071
Subordinated notes payable to related parties	—	29,442
Deferred income taxes	10,890	8,764
Long-term obligations under capital leases, net of current	1,668	976

Stockholders’ equity:
Common stock	269	266
Additional paid-in capital	142,173	140,067
Deferred compensation	—	(690)
Treasury stock	(515)	(515)
Retained earnings (accumulated deficit)	32,050	(867)
Common stock subscription receivable	—	(102,765)
Accumulated other comprehensive income	4,768	2,749
Total stockholders’ equity	178,745	38,245

Total liabilities and stockholders’ equity	$384,437	$301,498

BEACON ROOFING SUPPLY, INC

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
(In thousands)	September 24, 2005	September 25, 2004
Operating activities:
Net income (loss)	$32,917)	$(15,355)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,748	6,922
Deferred interest	—	4,445
Stock-based compensation	690	10,299
Change in value of warrant derivatives	—	24,992
Loss on early retirement of debt	915	3,285
Unrealized gain on interest rate collar	—	(182)
Deferred income taxes	896	(940)
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(17,384)	(6,034)
Inventories	(4,828)	(13,166)
Prepaid expenses and other assets	(1,716)	(4,815)
Accounts payable and accrued expenses	(11,569)	13,635
Net cash provided by operating activities	8,669	23,086

Investing activities:
Purchases of property and equipment	(9,583)	(5,127)
Acquisition of businesses, net of cash acquired	(37,705)	—
Net cash used in investing activities	(47,288)	(5,127)

Financing activities:
Borrowings under revolving lines of credit	18,726	43,040
Borrowings (repayments) under senior notes & other	(2,817)	26,934
Early extinguishment of debt	(18,015)	(66,556)
Repayment of junior subordinated notes and warrants	(34,335)	(21,500)
Repayments on subordinated notes to related parties	(29,442)	(47)
Proceeds from sale of common stock	104,874	250
Initial public offering costs	—	(2,468)
Deferred financing costs	(342)	(1,525)

Net cash provided by (used in) financing activities	38,649	(21,872)

Effect of exchange rate changes on cash	107	155

Net increase (decrease) in cash	137	(3,758)
Cash (overdraft) at beginning of period	(3,694)	64
Cash overdraft at end of period	$(3,557)	$(3,694)

Non-cash financing and investing activities:
Capital lease transactions	$1,228	$982
Common stock subscription receivable	$—	$102,765
Reimbursement of offering costs by warrant holders	$—	$2,583

BEACON ROOFING SUPPLY INC

Consolidated Sales by Product Line

	For the Fiscal Year Ended:
	September 24, 2005		September 25, 2004
	Net		Net
(dollars in millions)	Sales	Mix %	Sales	Mix %	Growth
Residential roofing products	$346.3	40.7%	$268.8	41.2%	$77.5	28.8%
Non-residential roofing products	305.6	35.9%	223.2	34.2%	82.4	36.9%
Complementary building products	199.0	23.4%	160.9	24.6%	38.1	23.7%

	$850.9	100.0%	$652.9	100.0%	$198.0	30.3%

Consolidated Sales by Product Line

for Existing Markets(a)

	For the Three Months Ended:
	September 24, 2005		September 25, 2004
	Net		Net
(dollars in millions)	Sales	Mix %	Sales	Mix %	Growth
Residential roofing products	$73.9	37.0%	$68.3	37.9%	$5.6	8.2%
Non-residential roofing products	79.7	39.9%	68.9	38.2%	10.8	15.7%
Complementary building products	46.2	23.1%	43.0	23.9%	3.2	7.4%

	$199.8	100.0%	$180.2	100.0%	$19.6	10.9%

	For the Fiscal Year Ended:
	September 24, 2005		September 25, 2004
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Growth
Residential roofing products	$292.9	38.8%	$268.8	41.2%	$24.1	9.0%
Non-residential roofing products	284.1	37.6%	223.2	34.2%	60.9	27.3%
Complementary building products	178.5	23.6%	160.9	24.6%	17.6	10.9%

	$755.5	100.0%	$652.9	100.0%	$102.6	15.7%

(a) Excludes branches, such as JGA Corp. branches, acquired during fiscal 2005.

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CONTACT:	Beacon Roofing Supply, Inc.
Dave Grace, 978-535-7668
CFO